Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com

Treasurer & Director of Investor Relations
(212) 922-1640
DOVER CORPORATION REPORTS FIRST QUARTER 2011 RESULTS
•	Reports revenue of $2.0 billion, an increase of 24% over the prior year

•	Delivers quarterly diluted earnings per share from continuing operations of $0.96, up 48% from prior year

•	Achieves adjusted quarterly diluted earnings per share of $0.92, excluding tax benefits of $0.04, up 42% from prior year

•	Raises guidance for full year organic revenue growth to 9% - 11%, and diluted earnings per share from continuing operations to $4.30 - $4.45
Downers Grove, Illinois, April 21, 2011 — Dover Corporation (NYSE: DOV) announced today that for the first quarter ended March 31, 2011, revenue was $2.0 billion, an increase of 24% over the prior-year period. The revenue increase was driven by organic revenue growth of 19%, a 4% increase from acquisitions and a 1% favorable impact from foreign exchange. Earnings from continuing operations were $183.3 million or $0.96 diluted earnings per share (“EPS”), compared to $121.5 million or $0.65 EPS from continuing operations in the prior-year period, representing increases of 51% and 48%, respectively. Excluding the impact of tax benefits of $0.04 recognized in the quarter, adjusted diluted EPS from continuing operations was $0.92, an increase of 42% over the prior year. The tax benefits of $0.04 were principally related to the favorable resolution of domestic tax positions.
Commenting on the first quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Building upon the momentum of last year, 2011 is off to a great start. Revenue, earnings, bookings and backlog were all up significantly over the prior year. Revenue growth of 24% was above our expectations and largely driven by improving end-markets served by Industrial Products and a very strong energy market. Margin improved to 15.6% in the quarter, with all segments showing year-over-year improvement, absent the effect of one-time acquisition costs. We closed four acquisitions during the quarter, the largest being Harbison-Fischer, and our companies continued to record solid order rates through the first quarter resulting in a strong book-to-bill of 1.15.
“Given the strength of our first quarter results, we now expect full year 2011 revenue growth of 12% - 14%, representing organic revenue growth of 9% - 11% and 3% growth from acquisitions. Based on this revenue growth assumption, the aforementioned tax benefit, and a lower effective tax rate, we expect full-year diluted EPS from continuing operations to be in the range of $4.30 - $4.45.”

Net earnings for the first quarter of 2011 were $194.9 million or $1.03 EPS, including a tax benefit from discontinued operations of $11.6 million or $0.06 EPS, compared to net earnings of $108.1 million or $0.58 EPS for the same period of 2010, which included a loss from discontinued operations of $13.4 million or $0.07 EPS.
Dover will host a webcast of its first quarter 2011 conference call at 11:30 A.M. Eastern Time (10:30 A.M. Central Time) on Thursday, April 21, 2011. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s first quarter 2011 results and its operating companies can also be found on the Company website.
Dover Corporation is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, political events that could impact the worldwide economy; the impact of natural disasters and their effect on global supply chains and energy markets; increases in the cost of raw materials; current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; changes in customer demand; the impact of loss of a single-source manufacturing facility; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; instability in countries where Dover conducts business; and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.